Exhibit 10.6
United Technologies Corporation
2018 Long-Term Incentive Plan
Executive Leadership Group
Restricted Stock Unit Retention
Award
Schedule of Terms
(Rev. April 1, 2019)

This Schedule of Terms describes the material features of the Participant’s Executive Leadership Group Restricted Stock Unit Retention Award (the “ELG RSU Retention Award” or the “ELG RSU Award”) granted under the United Technologies Corporation 2018 Long-Term Incentive Plan (the “LTIP”), subject to this Schedule of Terms, the Award Agreement and the terms and conditions set forth in the LTIP and

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the ELG Program. The LTIP Prospectus contains further information about the LTIP and this ELG RSU Award and is available on the Company’s internal employee website and at www.ubs.com/onesource/UTX.

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United Technologies Corporation (the “Corporation”) has awarded the Executive designated in the Award Statement (the “Participant” or the “Executive”), who has accepted membership in the Corporation’s Executive Leadership Group (the “ELG”), with Restricted Stock Units (the “ELG RSU Retention Award” or the “ELG RSU Award”) pursuant to the LTIP.
Certain Definitions
A Restricted Stock Unit (an “RSU”) represents the right to receive one share of Common Stock of the Corporation (“Common Stock”) (or a cash payment equal to the Fair Market Value thereof). RSUs generally vest and are converted into shares of Common Stock if the Participant remains employed by the Company as a member of the ELG and experiences a Qualifying Separation from the Company with at least three years of ELG service (see “Vesting” below). “Company” means the Corporation, together with its subsidiaries, divisions and affiliates. For the avoidance of doubt, absences from employment by reason of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service shall not be recognized as service in determining vesting of an Award or the Termination Date for a Qualifying Separation. “Committee” means the Compensation Committee of the Board. Capitalized terms not otherwise defined in this Schedule of Terms have the same meaning as defined in the LTIP or the ELG Program materials.
Acknowledgement and Acceptance of Award
The number of RSUs awarded is set forth in the Award Agreement. The Participant must affirmatively acknowledge and accept the terms and conditions of the ELG RSU Award within 150 days following the Grant Date. A failure to acknowledge and accept the ELG RSU Award within such 150-day period will result in forfeiture of the ELG RSU Award, effective as of the 150th day following the Grant Date.
Participants must acknowledge and accept the terms and conditions of this ELG RSU Award electronically via the UBS One Source website at www.ubs.com/onesources/UTX. Participants based in certain countries may be required to acknowledge and accept the terms and conditions of this ELG RSU Award by signing and returning the designated hard copy portion of the Award Agreement to the Stock Plan Administrator. These countries currently include Russia, Turkey, Hungary, and Slovenia.
Dividend Equivalents
RSUs granted under this Award will earn dividend equivalent units each time the Corporation pays a cash dividend to Common Stock shareholders of record. Dividend equivalents will be credited as additional RSUs to Awards outstanding on the dividend payment date and will be eligible to vest under the same terms as the underlying RSUs. The number of additional RSUs that will be credited on any dividend payment date will equal (1) the per share cash dividend amount, multiplied by (2) the number of RSUs subject to the RSU Award (including RSUs resulting from prior dividend equivalents), divided by (3) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number of RSUs.
Vesting

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RSUs vest upon a Qualifying Separation from the Company with completion of at least three years of service as a member of the ELG (the “Vesting Date”), and in the event of Death. A “Qualifying Separation” means and includes a Mutually Agreeable Termination, a Change-in-Control Termination or retirement at age 62 or later, as defined in Attachment A of the ELG Program materials.

Vesting is subject to entering into the ELG RSU Retention Award Vesting Agreement set forth in Attachment A of this Schedule of Terms (or similar form at the sole discretion of the Corporation) and continued compliance with ELG covenants.
RSUs may also be forfeited and value realized from previously vested RSUs may be recouped by the Company under certain circumstances (see “Forfeiture of Award and Repayment of Realized Gains” below).
No Shareowner Rights
An RSU is the right to receive a share of Common Stock in the future (or a cash payment equal to the Fair Market Value), subject to continued employment, membership in the ELG, and certain other conditions. The holder of an RSU has no voting or other rights accorded to owners of Common Stock, unless and until RSUs are converted into shares of Common Stock.
Payment / Conversion of RSUs
Vested RSUs will be converted into shares of Common Stock to be delivered to the Participant as soon as administratively practicable following the vesting date. RSUs may instead be paid in cash if the Committee so determines, including where local law restricts the distribution of Common Stock.
In the event payment is required under local law for enforcement of the ELG non-compete covenants, the Participant agrees that the Company may structure distribution of the ELG RSU Award to satisfy local requirements, which may include adjustments to method, form and timing, provided such payments are not subject to IRC Section 409A.
Death
If the Participant dies while actively employed by the Company, all RSUs will vest as of the date of death and be converted to shares of Common Stock to be delivered to the Participant’s estate, net of taxes (where applicable) as soon as administratively practicable.
Adjustments
If the Corporation engages in a transaction effecting its capital structure, such as a merger, distribution of a special dividend, spin-off of a business unit, stock split, subdivision or consolidation of shares of Common Stock or other events effecting the value of Common Stock, RSU awards may be adjusted as determined by the Committee, in its sole discretion.
Further information concerning capital adjustments is set forth in Section 3(e) of the LTIP, which can be located at www.ubs.com/onesource/UTX.

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ELG Covenants
Entering into the Executive Leadership Group Agreement and acceptance of the ELG RSU Award constitutes agreement and acceptance by the Participant of the following ELG covenants:
• Pre-Vesting Date Covenants
(a)During the period of the Participant’s employment, and following termination of employment, the Participant agrees to protect and to not disclose “Company Information” until the information has become public (through no action on the part of the Participant) or is no longer material or relevant to the Company.
"Company Information" means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Company’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Company’s interests.
(b)During the period of the Participant’s employment, and for a period of two years following termination of employment, the Participant agrees to not initiate, cause or allow to be initiated (under those conditions which he or she controls) any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities, or any individual who had been an employee of the Company or any of its affiliated entities within the previous three months, to leave the employ of the Company or its affiliated entities. In this regard, the Participant agrees that he or she will not directly or indirectly recruit any executive or other employee of the Company (or individual who had been an employee of the Company within the previous three months) or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with executives of the Company and other employees (or individual who had been employees of the Company within the previous three months).
(c)During the period of the Participant’s employment, and for a period of one year following termination of employment, the Participant agrees not to accept employment in any form (including entering into consulting relationships or similar arrangements) with any business that: (i) engages in activities that compete directly or indirectly with any of the Company’s businesses; or (ii) is a material customer of or a material supplier to any of the Company’s businesses unless the Participant has first obtained the consent of the Chief Human Resources Officer, which consent shall be granted or withheld in his or her sole discretion.
• Post-Vesting Date Covenants
(a)The Pre-Vesting Date Covenant described in (a) above remains in full effect and the Pre-Vesting Date Covenants described in (b) and (c) above will remain in effect, for two years and one year respectively, as detailed above following the Vesting Date.
(b)To further ensure the protection of Company Information, the Participant agrees not to accept employment in any form (including entering into consulting relationships or similar arrangements) for an additional one year period which shall run consecutive to the one

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year Pre-Vesting Date Covenant referenced above, for a total two-year noncompetition period following the Vesting Date with any business that: (i) engages in activities that compete directly or indirectly with any of the Company’s businesses; or (ii) is a material customer of or a material supplier to any of the Company’s businesses unless the Participant has first obtained the consent of the Chief Human Resources Officer, which consent shall be granted or withheld in his or her sole discretion.
(c)For a period of two-years following the Vesting Date, the Participant will not directly or indirectly, in any capacity or manner, make any statements of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or disclose any items of information which, in either case are or may reasonably be construed to be derogatory, critical or adverse to the interests of the Company. The Participant agrees that he or she will not disparage the Company, its executives, directors or products.
The Participant agrees that the terms of the foregoing restrictions are reasonable and that the value of ELG RSU Retention Award is reasonable consideration for accepting such restrictions and forfeiture contingencies. However, if any portion of this section is held by competent authority to be unenforceable, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
The Participant acknowledges that ELG benefits received under the ELG program, and the ELG RSU Retention Award, shall constitute compensation in satisfaction of these covenants. Further, in the event payment is required under local law for enforcement of the non-compete covenant, the Participant agrees that the Company may structure payments and/or distribution of the ELG RSU Award, or payments in lieu thereof, to satisfy local requirements, which may include adjustments to method, form and timing, provided such payments are not subject to IRC Section 409A.
The ELG covenants set forth in this Schedule of Terms are in addition to other obligations and commitments of the ELG program, the terms and conditions of the LTIP and the Participant’s intellectual property agreement with the Company (and as each may be amended from time to time).
Specified Employees
If a Participant is a “specified employee” within the meaning of Section 409A of the Code (i.e., generally the fifty highest paid employees, as determined by the Company) at the time of the Participant’s Qualifying Separation, then to the extent necessary to avoid the application of any additional tax or penalty under IRC Section 409A and consistent with the terms of the Plan, RSUs will be held in the Participant’s UBS account and will vest on the first day of the seventh month following the later of the Participant’s Qualifying Separation or the signing of the ELG RSU Retention Award Vesting Agreement set forth in Attachment A of this Schedule of Terms (or similar form at the Company’s discretion). Upon vest, RSUs will convert into an equal number of shares of Common Stock (or cash). The value of the RSUs will be determined as of the vest date.
Forfeiture of Award and Repayment of Realized Gains

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The ELG RSU Retention Award will be immediately forfeited and the Participant will be obligated to repay to the Company the value realized from a vested ELG RSU Award upon the occurrence of any of the following events:
Membership in the ELG ceases. While an employee of the Company, Participant’s membership in the ELG ceases for any reason.
Non-mutual termination. Participant terminates employment and the Company wants to retain Participant’s services.
Violation of ELG Covenants. Participant violates any of the ELG Covenants.
Self-dealing. Participant engages in conduct which serves his or her own personal interests at the expense of the Company, or permit others to do so.
Financial restatement. A restatement of financial results attributable to Participant’s actions, whether intentional or negligent.
Improper or criminal conduct. Participant’s discharge results from actions (or omissions) which Participant did not reasonably believe to be in the best interests of the Company. Participant must not engage in conduct that is fraudulent, dishonest, or violates federal, state or local law.
Termination for Cause. Participant’s termination results from facts or circumstances that constitute a Termination for Cause as defined herein; or if following termination, the Company determines within three years that Participant engaged in conduct that would have constituted the basis for a Termination for Cause.
ELG Definitions
For purposes of the Executive Leadership Group RSU Retention Award, the following terms shall have the meanings ascribed to them in Attachment A of the ELG Program materials: Qualifying Separation, Mutually Agreeable Termination, Change-in-Control Termination, Good Reason, and Termination for Cause.

Change-in-Control

In the event of a Change-in-Control or restructuring of the Company, the Committee may, in its sole discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Participants. Such actions may include the acceleration of vesting, canceling an outstanding Award in exchange for its equivalent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.
Awards Not to Affect Certain Transactions
RSU Awards do not in any way affect the right of the Corporation or its shareowners to effect: (i) any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital or business structure; (ii) any merger or consolidation of the Corporation; (iii) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock

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of the Corporation or the rights of the holders of such Common Stock; (iv) the dissolution or liquidation of the Corporation; (v) any sale or transfer of all or any part of its assets or business; or (vi) any other corporate act or proceeding.
Right of Offset
The ELG RSU Retention Award will be offset and reduced by the full amount (if any) of cash severance benefits that the Participant may separately be entitled to receive from the Company based on any employment agreement, contractual obligation, or statutory scheme, including mandated termination indemnities or similar benefits. In the event of such an offset, the Participant’s commitments under the ELG remain in full force and effect.
Taxes / Withholding
The Participant is responsible for all income taxes, social insurance contributions, payroll taxes, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The Fair Market Value of Common Stock on the New York Stock Exchange on the date the taxable event occurs will be used to calculate taxable income realized from the RSUs. The provisions of Section 14(d) (Required Taxes) of the LTIP apply to this Award; provided that, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, as amended, at that the time that a taxable event occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding shares of Common Stock, subject to the ELG RSU Award having a Fair Market Value on the date of withholding equal to or greater than the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee). The Company shall have the right to deduct directly from any payment or delivery of shares due to Participant or from Participant’s regular compensation to effect compliance with all Tax-Related Items including withholding and reporting with respect to the vesting of any RSU. Acceptance of an Award constitutes affirmative consent by Participant to such reporting and withholding. The Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, Participants must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where the Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, the Participant shall pay the Company any amount of Tax-Related Items that the Company is required to pay. The Company may refuse to distribute an Award if a Participant fails to comply with his or her obligations in connection with Tax-Related Items.
Important information about the U.S. Federal income tax consequences of LTIP Awards can be found in the LTIP Prospectus at www.ubs.com/onesource/UTX.
Vesting / Taxes Due
If the Participant is subject to tax in the U.S., the value of the Award as of the Vesting Date will be subject to FICA withholding in that same calendar year. If the Participant is responsible for a

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Tax-Related Item in a country outside the U.S. (“Foreign Country”) and if pursuant to the rules regarding such Tax-Related Item in such Foreign Country, the Participant will be liable for such Tax-Related Item prior to the date that the Participant is issued shares pursuant to this Award, the Committee, in its discretion, may accelerate vesting and settlement of a portion of the Award to the extent necessary to pay the foreign Tax-Related Items due (and any applicable U.S. income taxes due as a result of the acceleration of vesting and settlement) but only if such acceleration does not result in taxation under Section 409A (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xi)).

Non-assignability
Unless otherwise approved by the Committee or its delegate, no assignment or transfer of any right or interest of a Participant in any ELG RSU Award, whether voluntary or involuntary, by operation of law or otherwise, is permitted except by will or the laws of descent and distribution. Any other attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved
Nothing in the LTIP or in any RSU Award shall confer upon any Participant the right to continued employment or service for any period of time, or affect any right that the Company may have to terminate the employment of any Participant at any time for any reason.
Administration
The Board of Directors of the Corporation has delegated the administration and interpretation of the Awards granted pursuant to the LTIP to the Compensation Committee. The Committee establishes such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee has, consistent with its charter and subject to certain limitations, delegated to the Chief Executive Officer, and the Chief Human Resources Officer (and to such subordinates as she or he may further delegate) the authority to grant, administer and interpret Awards, provided that, such delegation will not apply with respect to employees of the Company who are covered under Section 16 of the Securities Exchange Act of 1934, as amended, and to members of the Company’s Executive Leadership Group. Awards to these individuals will be granted, administered, and interpreted exclusively by the Committee. The Committee’s decision or that of its delegate on any matter related to an Award shall be binding, final and conclusive on all parties in interest.
Data Privacy

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The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third party administrators within or outside the country in which the Participant resides or works. All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements. If a Participant does not want to have his or her personal data shared, he or she may choose to not accept this Award.

Company Compliance Policies
Participants must comply with the Company’s Code of Ethics and Corporate Policies and Procedures. Violations can result in the forfeiture of Awards and the obligation to repay previous gains realized from LTIP Awards. The UTC Code of Ethics, Corporate Policy Manual, Corporate Financial Manual, as well as other Company policies are available online via the Company’s internal home page.
Interpretations
This Schedule of Terms provides a summary of terms applicable to the ELG RSU Award. This Schedule of Terms and each Award Agreement are subject in all respects to the terms of the LTIP, which can be located at www.ubs.com/onesource/UTX, and ELG Program materials. In the event that any provision of this Schedule of Terms or any Award Agreement is inconsistent with the terms of the LTIP or ELG Program materials, the terms of the LTIP and ELG Program materials shall govern. The ELG Program materials may impose additional obligations or restrictions beyond the terms of the LTIP. Capitalized terms used but not otherwise defined herein shall have the meanings as defined in the LTIP or ELG Program materials. In the event of a conflict between the LTIP and ELG Program materials, ELG Program materials shall control. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Agreement shall be determined by the Committee or its delegates, and such determination shall be final, binding, and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law
The LTIP, this Schedule of Terms and the Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the LTIP or Awards and requests for LTIP documents shall be directed to:
 Stock Plan Administrator

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stockoptionplans@utc.com
        OR
        United Technologies Corporation
        Attn: Stock Plan Administrator
4 Farm Springs Road
        Farmington, CT 06032

The Corporation and/or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record. It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.

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ELG RSU Retention Award Schedule of Terms
Attachment A

ELG RSU RETENTION AWARD VESTING AGREEMENT

        This VESTING AGREEMENT, is entered into between _______________ (hereinafter, the "Executive"), and UNITED TECHNOLOGIES CORPORATION, a Delaware corporation, with an office and place of business at 10 Farm Springs Road, Farmington, CT 06032 (United Technologies Corporation and all its subsidiaries, divisions and affiliates are hereinafter referred to as the "Company").

        WHEREAS, the Executive and the Company agree that the Executive’s employment with the Company will terminate; and

        WHEREAS, the parties wish to set forth their mutual understanding concerning the terms and conditions relative to the termination of the Executive's employment with the Company; and

        WHEREAS, the Executive has committed to membership in the Company's Executive Leadership Group (the "ELG"), which commitment signifies, among other things, the Executive's acceptance of the terms and conditions of the ELG Program, including, specifically, the terms and conditions of the ELG Restricted Stock Unit Retention Award as set forth in the Schedule of Terms applicable to such Award granted on or about [Date] (the “ELG RSU Award”);

        NOW, THEREFORE, it is hereby mutually agreed as follows:

1. (a) The Executive's employment with the Company will terminate effective ___________ (the "Termination Date").

        (b) The parties agree that the termination of the Executive's employment shall be a Qualifying Separation from the Company, thus entitling the Executive to vest in the ELG RSU Award (the “ELG RSU Retention Award”) as of the later of the Executive’s Termination Date or the date of this Agreement (the “Vesting Date”). Vesting is subject to the Executive’s compliance with the Schedule of Terms of such Award and the terms of this Agreement.

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2. (a) Effective as of the Vesting Date, the number of ELG RSUs awarded, including dividend equivalents will convert into an equal number of shares of UTC Common Stock, less the number of shares withheld to pay taxes. The Executive acknowledges [his/her] understanding that the vesting of this ELG RSU Award will occur in consideration of [his/her] agreements and obligations set forth in this Agreement and the ELG RSU Award.

        (b) The Executive understands and agrees that the value of the ELG RSU Award will not be treated as compensation for any purpose under any of the retirement, savings, severance or other employee benefit plans in which [he/she] participated.

3. (a) The Executive, for [him/her]self and on behalf of [his/her] heirs, executors, assigns and successors in interest, hereby agrees to release the Company, its subsidiaries, divisions, present or former employees, officers and directors, personally and in their capacity as employees, officers and directors of the Company, from all claims or demands the Executive may have based on [his/her] employment with the Company or the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment Act of 1967, as amended from time to time, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended from time to time, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act which prohibits discrimination on the basis of handicap; the Employee Retirement and Income Security Act of 1974, as amended from time to time, which prohibits termination of employment for the purpose of interfering with eligibility for employee benefits, and any other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes any claims or actions for wrongful discharge, breach of contract (express or implied), tort, defamation, emotional distress or any other claims otherwise related to his employment or the termination of his employment with the Company. The Executive acknowledges and agrees that this release also applies to similar claims he might assert under the laws of any other country. The Parties agree that this Agreement constitutes a comprehensive and conclusive resolution of all matters related to the termination of his employment.

        (b) This Release covers all claims based on any facts or events, whether known or unknown by the Executive that occurred on or before the effective date of this Agreement. The Executive will notify the Company of any claims that [he/she] asserts

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may have arisen after the effective date of this Agreement but before the Termination Date. The Executive agrees to ratify and confirm the release and waiver effective as of the Termination Date as a pre-condition to receiving any of the benefits hereunder. The Executive acknowledges that he is not entitled to, and will not assert any claim for termination related benefits under any jurisdiction outside of the United States, whether based on foreign law, regulation, collective agreement, contract or arrangement.

        (c) This Release does not include a release of the Executive's rights to any pension, deferred compensation, health or similar benefits to which [he/she] may be entitled in accordance with the terms of the Company employee benefit plans in which [he/she] participated.

        (d) Nothing in this Agreement shall be construed to prohibit the Executive from filing a charge with, or participating in, any investigation or proceeding by the U.S. Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC) or other comparable governmental agency. The Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by [him/her] or on [his/her] behalf with respect any claims released pursuant to this Agreement.

        (e) The Executive understands and agrees that the vesting and distribution of the ELG RSU Award pursuant to this Agreement is in full and complete satisfaction of all obligations due [him/her] by the Company and that no other obligations are due [him/her] under the ELG Program. The Executive further acknowledges that [he/she] shall not be entitled to any additional severance payments or payments in lieu of vacation, holiday or other fringe benefits under the ELG or any other Company program. The Executive further agrees that the ELG RSU Award shall be offset and reduced by the full amount (if any) of cash severance benefits that the Executive may separately be entitled to receive from the Company based on any employment agreement, contractual obligation or statutory scheme, including mandated termination indemnities or similar benefits.

(f)Following the Termination Date, the Executive agrees that [he/she] will cooperate with the Company with respect to matters that involved [him/her] during the course of [his/her] employment if such cooperation is deemed necessary or appropriate by the Company.

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        (g) The Executive agrees to resign from all committees, boards, associations and other organizations, both internal and external, to which the Executive currently belongs in [his/her] capacity as a Company executive, except as mutually agreed with the Company. Following the Termination Date, the Executive will be free to join boards and affiliate with organizations provided that such affiliation will not violate or conflict with any of [his/her] obligations set forth in Section 4 of this Agreement.

         (h) The Executive is encouraged, at [his/her] own expense, to consult with an attorney before signing this Agreement and acknowledges that [he/she] was offered sufficient time to review and consider this Agreement.

(i)The Executive may revoke this Agreement within seven (7) days of the date of the Executive's signature. Revocation can be made by delivering a written notice of revocation to [ ____ ], Executive Vice President & Chief Human Resources Officer, United Technologies Corporation, 10 Farm Springs, Farmington, CT 06032. For this revocation to be effective, [____] must receive written notice no later than close of business on the seventh (7th) day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not be effective or enforceable and the Executive will not vest in the ELG RSU Award or receive any other benefits described herein and agrees to immediately repay to the Company the value of any benefits provided prior to revocation.

4. In consideration of the benefits of membership in the ELG and the opportunity to vest in the ELG RSU Award, the Executive has agreed to certain restrictive covenants effective during the course of [his/her] employment and additional restrictive covenants that become effective upon the termination of [his/her] employment and the vesting of [his/her] ELG RSU Award (the “ELG Covenants”). The Executive hereby acknowledges and affirms [his/her] ELG Covenants and makes the following representations to and additional agreements with the Company:

        (a) During a period beginning on the date hereof and extending for two years after the Termination Date, the Executive will not directly or indirectly, in any capacity or manner, make any statements of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or disclose any items of information which are or may reasonably be construed to be derogatory, critical of, or adverse to

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the interests of the Company. The Executive agrees that [he/she] will not disparage the Company, its executives, directors or products.

(b)The Executive acknowledges that in the course of [his/her] employment with the Company [he/she] has acquired Company Information and that such Company Information has been disclosed to [him/her] in confidence and for the Company's use only. The Executive agrees that, except as [he/she] may otherwise be directed under this Agreement or as required by law, regulation or legal proceeding, [he/she] (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party and (iii) will not make use of Company Information on his own behalf or on behalf of any third party. In the event that the Executive becomes legally compelled to disclose any Company Information, it is agreed that the Executive will provide the Company with prompt written notice of such request(s) so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled. In view of the nature of the Executive's employment and the sensitive nature of Company Information which the Executive has received during the course of [his/her] employment, the Executive agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret, confidential or proprietary status of Company Information and to the Company. Therefore, in that event the Company shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation or threatened violation. When Company Information becomes generally available to the public other than by the Executive's acts or omissions, it is no longer subject to the restrictions in this paragraph.

(i)Notice regarding trade secrets. Under certain conditions, the Defend Trade Secrets Act of 2016 (Public Law No. 114-153, Section 7) provides immunity from liability for certain disclosures of trade secrets, in confidence or under seal, to the government or in connection with a court proceeding, when related to suspected violations of law raised in good faith. (18 U.S.C. § 1833).

        (c) To further ensure the protection of Company Information, the Executive agrees that for a period of two (2) years after [his/her] Termination Date, [he/she] will not accept employment in any form (including entering into consulting relationships or similar arrangements) with a business which: (i) competes

UTCLGL-119815 v10 (Rev. 04/01/19)

directly or indirectly with [any of the Company’s businesses (applies to corporate executives)] [the Executive’s business unit (includes current and past business units)]; or (ii) is a material customer of or a material supplier to [any of the Company’s businesses] [the Executive’s business unit], unless the Executive has obtained the written consent of the Executive Vice President & Chief Human Resources Officer or [his/her] successor, which consent shall be granted or withheld in his sole discretion. The Executive acknowledges that the ELG RSU Award vested and distributed pursuant to this Agreement constitutes full and adequate consideration for the Executive’s obligations set forth in this paragraph (4)(d). The parties agree that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

        (d) For a period of two (2) years following the Termination Date, the Executive will not initiate, cause or allow to be initiated (under those conditions which [he/she] controls) any action which would reasonably be expected to encourage or to induce any employee of the Company or any of its affiliated entities to leave the employ of the Company or its affiliated entities. In this regard, the Executive agrees that [he/she] will not directly or indirectly recruit any Company executive or other employee or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with Company executives and other employees.

        (e) The Executive acknowledges that the Intellectual Property Agreement between [him/her] and the Company will continue in full force and effect following the Termination Date.

5. The Company represents to the Executive that it is fully authorized and empowered to enter into this Agreement, and that it will safeguard this Agreement and its terms from public disclosure with the same degree of care with which the Company protects its proprietary information.

6. The Executive will not disclose or allow to be disclosed any of the terms or conditions of this Agreement. The Executive agrees not to make duplicate copies of this Agreement, provided, however, [he/she] may retain a copy of the Agreement; and provided further, that [he/she] may disclose this Agreement to [his/her] spouse, attorney, financial

UTCLGL-119815 v10 (Rev. 04/01/19)

advisor and the preparer of [his/her] tax returns. Further, the Executive may, if necessary, advise a new employer of [his/her] obligations hereunder.

7. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.

8. In addition to any other rights the Company may have, should the Executive breach any of the terms of this Agreement, the Company will have the right to recover the value realized from the ELG RSU Award and any other benefits provided hereunder, the amount of such recovery to be determined relative to the damages caused by the breach. Such action by the Company will not be taken capriciously and will have no effect on the Release and Waiver contained in this Agreement.

9. Any dispute arising between the Company and the Executive with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within 60 days following empanelment of the arbitrator. Costs of the arbitration shall be borne by the party that does not prevail. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

10. This Agreement shall be subject to and governed by the laws of the State of Connecticut, USA, excluding its conflict of laws rules.

11. This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

12. Any notice under this agreement shall be in writing and addressed to the Executive at [his/her] home address of record at the Company and to the Company as follows:

UTCLGL-119815 v10 (Rev. 04/01/19)

          United Technologies Corporation
          10 Farm Springs Road
          Farmington, CT 06032
          Attention: Executive Vice President &        Chief Human Resources Officer

        Either party may change its address for notices by giving the other party notice of the change.

13. The Executive, or [his/her] estate, shall be responsible for any and all tax liability imposed on amounts paid hereunder. The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law.

14. Capitalized terms in this Agreement, not otherwise defined herein, are defined in the ELG Program materials, Schedule of Terms applicable to this ELG RSU Award, or the UTC Long Term Incentive Plan, as amended and restated.

15. If and to the extent any payment or benefit provided herein is determined to be deferred compensation within the meaning of Section 409A, such payment or benefit will provided in a manner that complies with Section 409A.

16. The effective date of this Agreement shall be seven (7) days from the date in which the Agreement is signed and dated by the Executive, provided the Executive has not revoked acceptance in accordance with Paragraph 3(i) above. If the Agreement is not dated by the Executive, the effective day of the Agreement shall be seven (7) calendar days after receipt of the Agreement by the Company, provided the Executive has not revoked acceptance in accordance with Paragraph 3(i) above.

17. The Executive states that [he/she] has read this Agreement, including the Release and Waiver contained herein, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement which shall be effective as of the date of the Executive’s signature below.

UNITED TECHNOLOGIES CORPORATION

UTCLGL-119815 v10 (Rev. 04/01/19)

By:          By:
[Name]       [Name of Executive]
        Executive Vice President and
        Chief Human Resources Officer

Date:         Date:

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